Filed Pursuant to Rule 433 under the Securities Act of 1933
Issuer Free Writing Prospectus dated March 15, 2024
Relating to Preliminary Prospectus issued March 15, 2024
Registration Statement No. 333-277256
REDDIT, INC.
This free writing prospectus relates to the initial public offering of Class A common stock of Reddit, Inc. (“Reddit”). On March 15, 2024, Reddit filed Amendment No. 2 to the Registration Statement on Form S-1 (“Amendment No. 2”) (File No. 333-277256) with the Securities and Exchange Commission (the “SEC”). Amendment No. 2 and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1713445/000162828024011448/reddit-sx1a2.htm
References to “Reddit,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.
Update to Risk Factors
The following information is set forth in Amendment No. 2 under the caption “Risk Factors—Risks Related to Governmental Regulation and Litigation—Our new products and services may subject us to additional regulatory requirements that could be costly and difficult to comply with or may subject us to other risks that could result in additional liability, reputational harm, or other consequences that could adversely affect our business, results of operations, financial condition, and prospects.”:
On March 14, 2024, we received a letter from the Federal Trade Commission (the “FTC”) advising us that the FTC’s staff is conducting a non-public inquiry focused on our sale, licensing, or sharing of user-generated content with third parties to train AI models. Given the novel nature of these technologies and commercial arrangements, we are not surprised that the FTC has expressed interest in this area. We do not believe that we have engaged in any unfair or deceptive trade practice. The letter indicated that the FTC staff was interested in meeting with us to learn more about our plans and that the FTC intended to request information and documents from us as its inquiry continues. Regulatory engagements can be lengthy and unpredictable. Any regulatory engagement may cause us to incur substantial costs, and it is possible for any regulatory engagement to result in reputational harm or fines, cause us to discontinue or modify our products, services, features, or functionalities, require us to change our policies or practices, divert management and other resources from our business, or otherwise adversely impact our business, results of operations, financial condition, and prospects.
Reddit has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Reddit has filed with the SEC for more complete information about Reddit and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Reddit, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or email: prospectus@morganstanley.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or email: prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or email: prospectus-eq_fi@jpmorgan.com; or BofA Securities, Inc. Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, North Carolina 28255-0001, telephone: 1-800-294-1322, or email: dg.prospectus_requests@bofa.com.